PRESS RELEASE

Email:  INFO@CONTINENTALENERGY.COM

Web:  WWW.CONTINENTALENERGY.COM

Symbol:  OTC-BB:  CPPXF

CONTINENTAL ENERGY INCREASES AUTHORIZED CAPITAL

Langley, BC, Canada:  MARCH 24, 2003 – CONTINENTAL ENERGY CORPORATION (“Continental”, OTC-BB: CPPXF) announced today that it has registered appropriate documents increasing its authorized common share capital to 500,000,000 common shares without par value from 100,000,000 common shares. The directors of the Company had previously obtained approval for the increase from a special majority vote of the shareholders at the Company’s annual general meeting. There is no change to the Company’s currently authorized 100,000,000 preferred shares without par value capital.

The authorized capital of the Company now consists of Six Hundred Million (600,000,000) shares divided into Five Hundred Million (500,000,000) common shares without par value and One Hundred Million (100,000,000) preferred shares without par value.

Continental Energy is a small but aggressive oil and gas exploration company focusing its efforts on discovering major reserves in Indonesia. Continental owns interests in two high potential exploration properties under Production Sharing Contracts covering 3 million acres in Indonesia, the onshore Bengara-II Block in East Kalimantan and the offshore Irian Jaya Yapen Block. Continental also owns a stake in a Technical Assistance Contract for the development of the Bangkudulis Oil Field, East Kalimantan.

On behalf of the Board,

“Original Signed by Gary R. Schell”

___________________

Gary R. Schell, Director

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release are forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or Advisors, Alex Tassos & Associates 760-737-7000

Or Gary Schell, Director, at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release are forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or Advisors, Alex Tassos & Associates 760-737-7000

Or Gary Schell, Director, at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.